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                                                                   Exhibit 10(y)

                              AMENDED AND RESTATED
                  MALL STORES OPERATING AND MARKETING AGREEMENT

          THIS AGREEMENT is made as of the 21st day of June, 2001, and effective January 1, 2002.

BETWEEN:

               ROGERS WIRELESS INC.
               a corporation incorporated under the laws of Canada
               ("Rogers")

               - and -

               ROGERS WIRELESS COMMUNICATIONS INC.
               a corporation incorporated under the laws of Canada
               ("RWCI")

               - and -

               INTERTAN CANADA LTD.
               a corporation incorporated under the laws of Alberta and continued under the laws of British Columbia
               ("RS")

               - and -

               INTERTAN, INC.
               a corporation incorporated under the laws of the State of Delaware ("InterTAN")

     WHEREAS Rogers is engaged in the business of providing a variety of wireless communications services and products and services related thereto;

     AND WHEREAS certain of Rogers Affiliates are engaged in a broad range of telecommunications and other services and products, including cable television, video sales and rentals Internet access services and magazine publishing;

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     AND WHEREAS RS is engaged in the business of retailing consumer electronics products through a network of both corporate and dealer operated stores;

     AND WHEREAS pursuant to that certain Second Amended and Restated Licence Agreement dated as of May 1, 2001, as amended (the "RS Licence Agreement"), RS has been granted by RadioShack Corporation (formerly Tandy Corporation ("RS Corp")) the licence to use in Canada in the conduct of RS' retail operations (i) on an exclusive basis, the trade name "RadioShack", and (ii) on a non-exclusive basis, all trademarks or service marks owned by RS Corp;

     AND WHEREAS on April 16, 1996 Rogers and RS entered into the Original Agreement pursuant to which RS operates designated Rogers retail stores in shopping malls and other mutually agreed locations across Canada, and RS and Rogers developed a Store-in-Store Arrangement within the RS Corporate Stores, for the purpose of, among other things, selling subscriptions to Rogers wireless communications services and related equipment;

     AND WHEREAS the designated Rogers retail stores and RS Corporate Stores may also offer the products and services of Rogers Affiliates;

     AND WHEREAS Rogers is a wholly-owned subsidiary of RWCI and RWCI agreed to guarantee the obligations of Rogers under the Original Agreement;

     AND WHEREAS RS is a wholly-owned subsidiary of InterTAN and InterTAN agreed to guarantee the obligations of RS under the Original Agreement;

     AND WHEREAS the parties wish to enter into this Amended and Restated Mall Stores Operating and Marketing Agreement to renew the relationship between the parties;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.   INTERPRETATION

     1.1. Definitions

          When used in this Agreement, the following terms shall have the following meanings:

          "Activation" has the meaning attributed to it in Schedule "A-4";

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          "Additional Non-Wireless Services" means the non-wireless
          communications products and services offered from time to time after the date hereof by Rogers Affiliates which (i) RS has determined to offer through any RS Corporate Store; and/or (ii) Rogers has determined to offer through any Mall Store;

          "Additional Wireless Services" means the wireless communications products and services other than the Services, offered from time to time after the date hereof (including by way of example only, fixed wireless services) by Rogers, or its Affiliates, which (i) RS has determined to offer through any RS Corporate Store; and/or (ii) Rogers has determined to offer in any Mall Store;

          "Affiliates" means a relationship which exists where one corporation is a subsidiary of the other, or where both are subsidiaries of the same corporation, or where each of them are controlled, directly or indirectly, by the same person or corporation or group of persons and/or corporations. Control, for the purposes hereof, means effective control and one corporation shall be a subsidiary of another if the first referred to corporation is controlled directly or indirectly by the other;

          "Average Base Commission" means the average Base Commission paid to RS, for Core Subscriptions obtained in RS Corporate Stores, weighted by the allocation among Core Subscriptions obtained in RS Corporate Stores in 2001.

          "Average Equipment Cost" means the average cost charged by Rogers, as reflected in its published price list, to the Independent Dealers or the then current equivalent channel of distribution, for the five highest selling cellular telephone models (having regard only to the sales by Rogers to the Independent Dealers) which are intended by Rogers to be sold with Core Subscriptions weighted as to the relative sales volumes of each of such five cellular telephone models. For greater certainty, this excludes Boxed Product, Equipment intended for sale for use exclusively with Prepaid Services and Margin-based Products;

          "Boxed Products" means voice Equipment sold in a box, where activation of the Equipment on to the Services does not occur in-store, is intended for sale to consumers (as opposed to commercial customers) and which Rogers determines to make available for sale through its retail channel generally (for greater certainty, excluding any arrangements or offers uniquely available

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          through another retailer) but excludes Equipment activated onto
          Prepaid Services;

          "Commission(s)" has the meaning attributed to it in sections 4.1, 4.2 and 4.4;

          "Core Subscription" means a Subscription to voice Services or integrated voice and data Services accessed over a single device where the Customer pays for such services after charges have been incurred, commonly referred to as "postpaid services". For greater certainty, a Core Subscription does not include a Subscription to Prepaid Services, a Paging Subscription or other Margin-based Products, as contemplated in section 4.5 and Schedules "A-2" and "B";

          "CRTC" means the Canadian Radio-television and Telecommunications Commission and any successor body;

          "Customer" means an end user of any of the Services, Prepaid Products, Additional Non-Wireless Services or Additional Wireless Services;

          "Equipment" means the terminals for the Rogers wireless communications networks including mobile telephones, portable telephones including PCS and 3G telephones, data terminals, combined voice and data devices, hybrid telephones, satellite phones and/or PBX environments, wireless messaging devices, pagers and such other related products and accessories which Rogers from time to time determines are to be offered in the Mall Stores and which the parties agree may be offered in the RS Corporate Stores and RS Dealer Stores;

          "Existing Mall Stores" has the meaning attributed to it in section
          3.1;

          "Force Majeure" means any cause of any kind whatsoever not reasonably within the control of the relevant party (which, for the purposes of this definition, shall include any person supplying goods, services or authorizations to such party) and includes, without limitation, acts of God and the public enemy; the elements; fire; accidents; vandalism; sabotage; breakdowns or accident to equipment; failure, delay or disruption of transportation facilities; inability to obtain, or curtailment of supplies of materials, equipment or labour required to perform or comply with any obligation or condition of this Agreement (but not inability to obtain financing); strikes, lockouts or any other industrial, civil or public disturbances; any laws, orders, rules, regulations, acts or restraints of any

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          government or governmental body or authority, civil or military, including the orders and judgements of courts;

          "Independent Dealers" means persons who are, pursuant to a long term agreement with Rogers (presently known as a "Cantel-Canada's Communications Store Agreement"), operating retail premises exclusively for the sale and servicing of the Services or as otherwise permitted by Rogers, exclusively or predominately under the brand "Rogers AT&T Wireless The Communications Store", or as may otherwise be branded by Rogers.

          "Licence" means the licence or other documentation by which RS is permitted by Rogers to occupy the Mall Store;

          "Mall Store" or "Mall Stores" means the retail "in-line" stores and kiosks operated under the Rogers name by RS pursuant to this Agreement;

          "Margin-based Products" has the meaning attributed to it in section
          4.5;

          "Minimum Performance Standard" means the annual minimum number of Wireless Subscriptions to be obtained by each Mall Store, as determined by Rogers and RS for each Mall Store on or before the lease is signed for the particular Mall Store. In no event shall the Minimum Performance Standard for a Mall Store be less than the greater of (i) 750 Wireless Subscriptions or (ii) the number of Wireless Subscriptions required to ensure the particular Mall Store exceeds the projected breakeven point of such Mall Store, calculated on the basis of the operating costs for the particular Mall Store (operating costs defined for the purpose of this paragraph to be those items for which Rogers is responsible under section 3.5), divided by 40;

          "Operating Procedures" means the rules, standards, requirements, policies and procedures governing the operation and management of the Mall Stores and performance of RS' obligations hereunder, as jointly developed by the parties, except those matters relating to the subscription process, which shall be ultimately determined by Rogers. Without limiting the potential scope of the Operating Procedures, Schedule "D" summarizes the matters which the parties have agreed to deal with in the Operating Procedures;

          "Original Agreement" means the Mall Stores Operating and Marketing Agreement between Rogers, RWCI, RS and InterTan, made as of April 16, 1996, as amended;

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          "Paging Subscription" means a Subscription by a Customer for the use of Rogers wireless messaging system. For greater certainty, this does not include a Core Subscription;

          "Prepaid Services" means Services where the charges are paid in advance of actual usage by a customer, which is as of the date hereof, commonly referred to as "Pay As You Go" but excludes credit limit monitoring;

          "Residual Commissions" has the meaning attributed to it in Schedule "A-1";

          "RS Corporate Stores" means the consumer electronics retail stores owned by RS;

          "RS Dealer Stores" means the consumer electronics retail stores which have entered into a dealer agreement with RS and are authorized sellers of RS Products;

          "RS Products" shall have the meaning attributed to it in section 3.7;

          "RS Trademarks" means the service mark or trademark "RadioShack" and any other service marks or trademarks owned or used under the RS Licence Agreement by RS, including those used by RS (whether registered or unregistered), those for which RS has applied for registration based upon use or proposed use, and those for which, to the actual knowledge of Rogers, RS intends to use or apply for registration based upon use or proposed use;

          "Rogers Paging System" means the system of wireless messaging which Rogers is authorized or permitted by the appropriate regulatory authorities to provide in Canada;

          "Rogers Trademarks" means the trademarks "Rogers", "The Rogers Store", "AT&T", "Rogers AT&T Wireless" and any other trademarks owned by Rogers or licensed to Rogers by Rogers Communications Inc., AT&T Canada Enterprises Company, AT&T Corp. or AT&T Wireless Services, Inc., including those used by Rogers (whether registered or unregistered), those for which Rogers has applied for registration based upon use or proposed use, and those for which, to the actual knowledge of RS, Rogers intends to use or apply for registration based upon use or proposed use;

          "Services" or "Service" means the wireless communication services offered by or through Rogers (or through Rogers Affiliates), consisting of cellular

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          radio telephone (analogue and digital), including PCS, third generation (3G) services, wireless messaging (paging), data and satellite (voice and data, excluding direct-to-home) communications services and any naturally synergistic extensions or evolutions thereof. Any reference to cellular service in this Agreement shall be deemed to include the wireless communications services commonly referred to as "PCS" and "3G";

          "Shopping Mall" means a fully enclosed, consumer-oriented, multi-store shopping environment. For greater certainty, this does not include those shopping facilities commonly referred to as strip malls and power centres;

          "Store-in-Store Arrangement" means space and fixtures within a retail store in a Shopping Mall exclusively dedicated to the offering of (i) the Services and Equipment or (ii) the Additional Non-Wireless Services or Additional Wireless Services, in the event such additional services are offered in an RS Corporate Store;

          "Subscription" means a subscription by a Customer for the use of a Service (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service), which shall be deemed to have occurred when: (i) a subscription is approved and accepted by Rogers or its Affiliate; and (ii) the Customer's Equipment is activated within Rogers or its Affiliate's billing system so that Rogers or its Affiliate is able to record for billing purposes the Customer's usage of the Service (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service); and (iii) when required by Rogers, any credit approval or security deposit stipulated by Rogers or its Affiliate is obtained;

          "Wireless Communications System" means the provision of wireless communications services, including the products and services of a cellular radio telephone system (analogue or digital, including PCS and 3G), wireless messaging (paging), data and satellite (voice and data, excluding direct-to-home and global positioning services ("GPS"), except where the GPS is integrated with or available over the Equipment but excludes devices that do not operate on a PCS, cellular or 3G communications system) communications services;

          "Wireless Subscription" means a subscription by a Customer for the use of the Services. For greater clarity, a Subscription includes but is not limited to the sale of Prepaid Services and other margin-based Rogers Products and Services. A subscription to integrated voice and data Services constitutes a single Wireless Subscription.

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     1.2. Headings

          The headings of all Articles or sections herein are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

     1.3. Rogers Approval

          Whenever reference is made herein to the consent or approval of Rogers, such consent or approval shall be deemed to have not been given, unless and until such consent is evidenced by the signature of the Executive Vice-President, Sales and Marketing or other officer(s) or employee(s) of Rogers designated by him or the Chief Executive Officer of Rogers in writing for such purpose.

     1.4. RS Approval

          Whenever reference is made herein to the consent or approval of RS, such consent or approval shall be deemed to have not been given, unless and until such consent is evidenced by the signature of the President, RadioShack Canada or other officer(s) or employee(s) of RS designated by him in writing for such purpose.

     1.5. Schedules

          The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

               Schedule "A-1"     - Compensation - Postpaid Cellular
               Schedule "A-2"     - Compensation - Prepaid Cellular
               Schedule "A-3"     - Residual Commission
               Schedule "A-4"     - Volume Bonus
               Schedule "A-5"     - Churn Bonus
               Schedule "B"       - Compensation - Paging
               Schedule "C"       - Form of Licence
               Schedule "D"       - Operating Procedures
               Schedule "E-1"     - Mall Allocation List
               Schedule "E-2"     - Current Mall Store Locations
               Schedule "F"       - Demo Line Policy
               Schedule "G"       - Cooperative Advertising Policy
               Schedule "H-1"     - Non-Exclusive RS Corporate Stores - Cellular
               Schedule "H-2"     - Non Exclusive RS Corporate Stores - Paging
               Schedule "I"       - RS Product Categories

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               Schedule "J"       - Mall Stores Operating Reports
               Schedule "K"       - Revised Costs 2002
               Schedule "L"       - Commission and Hardware Band Example

     1.6. Amendments to Agreement - This Agreement may not, except as otherwise provided herein, be amended or modified except by a written instrument executed by both parties (and in the case of Rogers, evidenced by the signature of the Executive Vice-President, Sales and Marketing or other officer(s) or employee(s) of Rogers designated by him or the Chief Executive Officer of Rogers in writing for such purpose), provided however that, subject to the terms of this Agreement, Rogers shall have the right upon thirty (30) days written notice to RS to amend the schedules hereto in any respect, excluding Schedules "A-3", "A-4", "A-5", "C", "D" (other than the subscription process), "E-1", "E-2", "G" (other than the "Available Funding" and the "Logo Usage Guidelines" sections thereof), "I" and "K" provided further that Schedules "A-1", "A-2" and "B" may be changed pursuant to section 4.3.

2.   APPOINTMENT OF AGENT

     2.1. Appointment as Agent - Rogers hereby appoints RS, and RS agrees to act for Rogers as an agent at the Mall Stores and the RS Corporate Stores for:

          2.1.1. the solicitation of Subscriptions;

          2.1.2. the servicing of Customers and prospective Customers; and

          2.1.3. the activation and maintenance of Equipment and related accessories;

          at such rates of Commission and upon such terms and conditions as Rogers may from time to time specify in accordance with the provisions of this Agreement.

     2.2. Competition - RS acknowledges that Rogers currently solicits Subscriptions through a variety of distribution channels, including dealer-operated stores, stores owned and operated by Rogers or by Affiliates of Rogers, and through websites, 1-800 numbers and other direct fulfilment channels, and that these distribution channels are subject to change from time to time. Rogers reserves the right to appoint other persons as may be determined by Rogers, agents or dealers in any area at any time, subject to section 16.6, and to itself engage, directly or indirectly in the solicitation of Subscriptions, sale of

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          Equipment in competition with RS, provided that Rogers shall not open or authorize any new (other than a relocation within a Shopping Mall) "in-line" retail stores or kiosks in Shopping Malls in which there is a Mall Store or an RS Corporate Store, without having first complied with Article 18.

     2.3. Sub-Agents - RS shall be entitled, but not obliged, subject to section 5.9, to appoint RS Dealers Stores as sub-agents to carry out at RS Dealer Stores the functions set forth in section 2.1. RS shall not otherwise be entitled to appoint any sub-agents in respect of the subject matter of this Agreement.

3.   DEVELOPMENT AND OPERATION OF MALL STORES

     3.1. As of the date hereof, RS is operating the Mall Stores listed in Schedule "E-2" (the "Existing Mall Stores"). Additional Mall Stores may be developed and operated during the term in accordance with section 18.1. While it is the intention of the parties to establish "in-line" retail stores, they acknowledge that, due to space and location limitations within the Shopping Malls, Rogers may determine to proceed with a kiosk instead of an "in-line" retail store until such time as an appropriate location is available on terms acceptable to Rogers. Rogers shall be primarily responsible for initiating and negotiating an appropriate lease arrangement for each of the designated Shopping Malls. All leases and the location within each shopping mall of each Mall Store are subject to Rogers prior approval. Rogers shall enter into a lease acceptable to it, as lessee, for the designated Mall Stores. Rogers shall be entitled to relocate or upgrade a Mall Store within the same Shopping Mall. It is agreed that Rogers will consult with RS prior to the entering into a lease for any new Mall Stores and any extension or renewal of an existing lease for a Mall Store.

     3.2. Rogers shall provide the design specifications and construction drawings for each Mall Store.

     3.3. Rogers shall be responsible for the cost of leasehold improvements, furniture and fixtures at each Mall Store (less the amount of any landlord's allowances) provided that Rogers has approved such costs in advance. No construction or change to the layout of a Mall Store may occur without the prior approval of Rogers.

     3.4. RS shall enter into a Licence with Rogers for the premises occupied by each Mall Store, in substantially the form annexed hereto as Schedule "C", pursuant to which, inter alia, RS shall assume responsibility for, and shall

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          operate the Mall Store in accordance with, all non-financial obligations under the applicable head lease.

     3.5. Rogers shall be responsible for payment of the rent (excluding percentage rent, if any, attributable to the sale of RS Products which shall be the responsibility of RS, as described in section 3.6), premises liability insurance (subject to section 11.3), realty and business taxes, common area and maintenance costs, mall marketing and mall promotion expenses, HVAC, gas, water and electric utilities in respect of each Mall Store and subsequent leasehold improvements which have been approved by Rogers. RS acknowledges that Rogers will not enter into a lease which provides for percentage rent on Commissions or the service revenue generated by Customers.

     3.6. RS shall be responsible for all operating costs of the Mall Stores, including without limitation any percentage rent attributable to the sale of RS Products and payroll costs, other than as specified above in section 3.5, RS shall be responsible to prepare the certificates as to percentage rent which may be required under the leases for the Mall Stores and deliver same to the applicable landlord, with a copy to Rogers. The percentage rent, if any, attributable to the RS Products, calculated as a proportion of the total percentage rent payable at the particular Mall Store, shall be based on the proportion that the sale of RS Products is of the total sales at the Mall Store which are included in the calculation of percentage rent. All employees of the Mall Stores shall be employees of and the sole responsibility of RS unless Rogers commences to operate a Mall Store itself and an offer or offers of employment is made by Rogers which is accepted by the employee(s).

     3.7. Twenty-five percent (25%) of the total available selling space (the "RS Space"), calculated by reference to the wall space and floor space, as designated in the drawings for each Mall Store, as amended with the prior approval of Rogers, shall be allocated to RS for the sale by it of consumer electronics merchandise, related accessories and ancillary services (the "RS Products"). The RS Products to be offered in the Mall Stores will not compete with any items in Rogers product line. Rogers shall not be entitled to any proceeds from the sale of the RS Products, subject to section 9.2.3.4. Until modified by the parties, the general categories of proposed RS Products are set out in Schedule "I", however all RS Products which RS proposes to offer for sale in a Mall Store shall be subject to the prior approval of Rogers on a product-by-product basis; such approval may not

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          be unreasonably withheld except with respect to RS Products which are wireless communications and ancillary products.

    3.8. Rogers shall have all rights and interest in the telephone numbers assigned to the Mall Stores by Bell Canada and the other local exchange carriers.

    3.9. RS shall be responsible for the installation, maintenance and costs of a point-of-sale system for the Mall Stores. If requested by Rogers, RS will cooperate with Rogers in developing the technical bridge between the RS point of sale system and the Rogers customer service system referenced in section 5.7.

    3.10. The parties agree to discuss the appropriateness and desirability of offering their respective products and services through the other party's distribution channels.

    3.11. The parties agree to establish an advisory committee, consisting of a representative or representatives of each party, to discuss from time to time marketing initiatives that may be undertaken by the parties with respect to the Services, Additional Non-Wireless Services or Additional Wireless Services, as the case may be.

    3.12. Rogers and RS agree to work together to develop a "co-management structure" for the Mall Stores to jointly lead:

          .  Incentive plans
          .  Launch roll-outs and pre-launch management events
          .  Sales budget and sales results management
          .  Coaching
          .  Performance evaluation
          . Formatted weekly calls between district sales managers and retail sales representatives

4.   COMPENSATION

     4.1. In addition to Rogers other obligations as set out in this Agreement, Rogers shall compensate RS as follows: (a) for Subscriptions obtained by RS at the Mall Stores, at a rate equal to 80% of the amounts and on the terms stated in the applicable compensation schedule (excluding the Volume Bonus described in Schedule "A-4" and the Churn Bonus described in Schedule A-5, each of which shall be paid at 100%); and
          (b) for Subscriptions obtained

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          by RS at the RS Corporate Stores and RS Dealer Stores at a rate equal to 100% of the amounts and on the terms stated in the applicable compensation schedule (the "Commissions"). RS will be entitled to earn margin on the sale of Prepaid Products, in the amounts and on the terms stated in Schedule "A-2" and to earn margin on Margin-based Products. During the term of this Agreement RS will be entitled, subject to the 80% rate applicable in Mall Stores, to not less than the same commission for Wireless Subscriptions obtained by RS which is payable upon commencement of the Wireless Subscription, as is then currently offered generally to Independent Dealers. RS shall be entitled to earn residual commissions, volume bonus and churn bonus in accordance with Schedules "A-3", "A-4" and "A-5", respectively.

     4.2. Rogers shall pay to RS the Commission for each Paging Subscription as set forth in Schedule "B". During the term of this Agreement RS will be entitled to not less than the same Commission for a Paging Subscription as is then currently offered generally to Independent Dealers.

     4.3. Rogers shall be entitled to amend Schedules "A-1", "A-2" or "B" from time to time on at least sixty (60) days notice, provided that the reductions during any twelve month period in the Average Base Commission shall not exceed the actual dollar reductions in Average Equipment Cost during such twelve month period, plus or minus five percent (5%) of such reductions (the "Proviso"). If during any twelve month period, the Average Base Commission is reduced by greater than the reduction in Average Equipment Cost plus or minus 5% during such twelve month period, then, provided that the reduction in Average Base Commission for the preceding twenty-four month period is not greater than the reduction in Average Equipment Cost plus or minus 5%, Rogers shall be deemed to be in compliance with the Proviso. For greater certainty, an example of how the Proviso is to be calculated is attached as Schedule "L".

          RS acknowledges and agrees that: (a) the Commission amounts described in Schedule A-1 are aggregated amounts representing both compensation for obtaining a new Customer ("Sales Commission") and assistance to Radio Shack in purchasing Equipment for resale to Customers ("Equipment Assistance"); and (b) notwithstanding the Proviso, Rogers may determine from time to time, in its discretion, to separate these two amounts, and in such event Base Commission shall not include Equipment Assistance, provided that such change is also applied to the Independent Dealers; and (c) circumstances in the wireless communications marketplace may evolve or develop during the term of this Agreement such that it would become

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          inappropriate to continue to apply the Proviso. In the event that
          Rogers or RS makes such determination as is set out in (b) or (c) herein, the parties agree to negotiate in good faith a method to limit reductions in Average Base Commission consistent with the Proviso herein. If the parties cannot reach agreement within 90 days, then either party may submit the issue to binding arbitration in accordance with the Arbitrations Act (Ontario).

     4.4. During the term of this Agreement, Rogers may determine that Additional Non-Wireless Services and/or Additional Wireless Services are to be offered through the Mall Stores and shall deliver to RS a Commission schedule setting forth the compensation for offering each such Service, which shall form part of this Agreement. RS shall be entitled, subject to a rate of sixty (60%) to be applicable in the Mall Stores, to not less than the same commission for such additional services as then offered generally to Independent Dealers, provided that if Equipment Assistance is to be provided as part of such additional service, RS and Rogers shall negotiate in good faith the appropriateness of increasing the percentage allocation of commission payable to RS for sales by RS within the Mall Stores.

     4.5. Rogers may from time to time in its sole discretion, authorize RS to offer products and Services, with respect to which no Commissions or other compensation will be paid by Rogers to RS. RS acknowledges and agrees that, unless otherwise specified by Rogers in writing, in its entire compensation for the sale of any such products and Services shall be the margin between the amount that it pays to Rogers for such products and Services and the price for which RS sells such products and Services to Customers ("Margin-based Products").

5.   RS' OBLIGATIONS

     5.1. RS to Promote the Services - RS agrees to use its commercially reasonable best efforts to promote the Services (and, as determined by Rogers, the Additional Non-Wireless Services and Additional Wireless Services) and the Equipment and solicit Subscriptions at the Mall Stores in accordance with the Operating Procedures and the terms of this Agreement, provided that Rogers provides or causes to be provided sales and promotional material in support thereof. RS acknowledges that Rogers shall determine which Services, Additional Non-Wireless Services, Additional Wireless Services, Equipment, plans, packages and promotions are to be offered through the Mall Stores. Notwithstanding the foregoing but subject to section 6.1.3, RS shall not be obliged to advertise the Mall Stores.

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     5.2. Maintenance of Rogers Standards - RS shall maintain at the Mall Stores such marketing, selling and servicing standards as are appropriate considering the quality and reputation of the Services (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service) and as set out in the Operating Procedures. RS acknowledges that compliance with such standards in all material respects is necessary in order to properly promote the Services (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service) and for RS to retain its status with Rogers as provided for in this Agreement. For greater certainty, RS shall not refer to Rogers or use any Rogers trademarks, tradenames or logos in any advertising which has not been expressly approved by Rogers.

     5.3. Affirmative Covenants of RS

          5.3.1. Mall Stores - RS agrees at all times during the term of this Agreement at each Mall Store to:

                 5.3.1.1. solicit and accept only Subscriptions and not,
                          directly or indirectly, solicit or accept subscriptions for the services offered by or on behalf of or accept compensation from any other provider of a Wireless Communications System;


                 5.3.1.2. comply with the Minimum Performance Standards;

                 5.3.1.3. provide sales reports as may be stipulated from time to time in the Operating Procedures;

                 5.3.1.4. display only Rogers signage at the Mall Stores except as otherwise approved by Rogers pursuant to
                          section 5.6;

                 5.3.1.5. use commercially reasonable efforts to promote and maintain the goodwill and reputation of Rogers and the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);


                 5.3.1.6. carry on at all Mall Stores the business contemplated by this Agreement;

                 5.3.1.7. promote and offer the products and services, and only the products and services, prescribed from time to time by Rogers. RS acknowledges that the promotion and offering of products and services other than those approved by Rogers is injurious to the goodwill and reputation of Rogers, its Affiliates and the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);

          5.3.1.8. comply with the Operating Procedures in all material respects;


          5.3.1.9. provide quality activation and post sale service in connection with the sale of Equipment and activation of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and in accordance with the Operating Procedures in all material respects. Without limiting the generality of the foregoing, RS will cause, at least on a semi-annual basis, all of its personnel involved in the sale and/or promotion of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and Equipment to attend training seminars at mutually agreed locations and times, in order to ensure that all personnel who deal with Customers have the knowledge of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and Equipment necessary to be able to service the Customers properly. RS will also arrange for any of its new sales or service representatives to attend such training seminars within 60 days of being hired by RS;

          5.3.1.10. provide service to all Customers requesting service from RS regardless of from whom the Customer purchased the Equipment or subscribed to a Service (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services), including without limitation, Equipment warranty service or exchange, accepting bill payments, changes to cellular telephone and pager numbers and other such ancillary services prescribed from time to time by Rogers (but excluding the installation of Equipment); provided that Rogers will from time to time prescribe reasonable rates of compensation to RS for providing material ancillary services;

          5.3.1.11. use all cellular telephone numbers provided by Rogers for Customer demonstrations solely for such purpose and not rent, loan or permit the use of such cellular telephone numbers for any other purpose whatsoever without the prior written consent of Rogers and further agrees to abide by the conditions described in Schedule "F";

          5.3.1.12. maintain sufficient inventory levels of, and display for sale, all merchandise sold by it to meet the needs of Customers and prospective Customers in a timely fashion and shall submit orders for Equipment ordered from Rogers to Rogers promptly and in anticipation of RS' needs for the ensuing periods;

          5.3.1.13. devote all resources, time and attention reasonably necessary to the establishment and development of the Mall Stores;

          5.3.1.14. devote all resources, time and attention reasonably necessary to the operation of the Mall Stores;

          5.3.1.15. operate the Mall Stores in accordance with all material respects and provisions of the Operating Procedures with due diligence and efficiency in a quality and reputable manner, during such days, nights and hours as may be designated by the landlord for the Mall Stores and/or, acting reasonably, Rogers;

          5.3.1.16. accept, implement, use and display as part of the Mall Stores all aspects of the Services, and all modifications and changes thereto as Rogers may make from time to time;

          5.3.1.17. submit when due, or otherwise, if no due date is specified, as promptly as practicable, upon reasonable request, all reports and other documents to be provided hereunder to Rogers;

          5.3.1.18. ensure that at all times prompt, courteous and efficient service is accorded to every Customer and prospective Customer, whether or not a Customer through RS' own efforts, and adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct in all dealings with its customers, suppliers, Rogers and the public;

          5.3.1.19. use its commercially reasonable best efforts to ensure that every application or other contract for a Service (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) is completed by the potential Customer fully, accurately and without apparent misrepresentation;

          5.3.1.20. at RS' cost, maintain the internal and external condition and appearance of the Mall Stores, including all signage, as an attractive, modern, clean, convenient and efficiently operated business offering high quality products and prompt and courteous service, and effect such maintenance of and repairs to the Mall Stores and the Equipment installed therein as is reasonably required on a regular basis to maintain such condition and appearance;

          5.3.1.21. participate fully in all national, regional and local sales and service programs and promotions which Rogers asks it to participate in from time to time;

          5.3.1.22. strictly comply with all applicable municipal, provincial and federal laws and regulations and the terms and conditions of all applicable orders, permits, certificates and licences, and obtain and at all times maintain all applicable permits, certificates and licences necessary or desirable for the proper conduct of the Mall Stores pursuant to the terms of this Agreement and remit and pay when due all applicable sales and payroll taxes, duties and charges required to be remitted and paid by it;

          5.3.1.23. maintain its status as an authorized retail outlet and warranty depot for the Equipment required by Rogers to be sold, rented or leased by RS in connection with the operation of the Mall Stores;

          5.3.1.24. at all times cooperate with Rogers representatives and report promptly to Rogers any information which may come to RS' attention regarding complaints or claims with respect to the Services (and, if applicable, the Additional

                    Non-Wireless Services and Additional Wireless Services) and the Equipment, customer needs and interests and local market conditions; and

          5.3.1.25. in connection with RS' provision of Additional Non-Wireless Services and Additional Wireless Services and related equipment and solicitation of Subscriptions therefor comply with all the provisions contained in the applicable schedules as mutually developed from time to time, in addition to all other terms and conditions of this Agreement.

   5.3.2. RS Corporate Stores - RS agrees at all times during the term of this Agreement at each RS Corporate Store to:

          5.3.2.1. subject to section 16.2, promote and offer only the Services offered by Rogers and not, directly or indirectly, solicit or accept subscriptions for the services offered by or on behalf of or accept compensation from any other provider of a Wireless Communications System;

          5.3.2.2. use commercially reasonable efforts to promote and maintain the goodwill and reputation of Rogers and the Services;

          5.3.2.3. provide quality activation and post sale service in connection with the sale of Equipment and activation of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and in accordance with the Operating Procedures in all material respects regarding Subscriptions and activations. Without limiting the generality of the foregoing, RS covenants to cause, at least on a semi-annual basis, all of its personnel involved in the sale and/or promotion of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and Equipment to attend training seminars at mutually agreed locations and times, in order to ensure that all personnel who deal with Customers have the knowledge of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and Equipment necessary to be able to service the Customers properly. RS will also arrange for any of its new sales or service representatives to attend such training seminars within 60 days of being hired by RS;

           5.3.2.4. provide service to all Customers requesting service from RS regardless of from whom the Customer purchased the Equipment or subscribed to the Services, (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) including without limitation, Equipment warranty service or exchange, accepting bill payments (which, if introduced by Rogers, shall be a drop box), changes to cellular telephone and pager numbers, but excluding installations and other such ancillary services prescribed from time to time by Rogers (but excluding the installation of Equipment); provided that Rogers will from time to time prescribe reasonable rates of compensation to RS for providing material ancillary services;

           5.3.2.5. use all cellular telephone numbers provided by Rogers for Customer demonstrations solely for such purpose and not rent, loan or permit the use of such cellular telephone numbers for any other purpose whatsoever without the prior written consent of Rogers and further agrees to abide by the conditions described in Schedule "F";

           5.3.2.6. ensure that at all times prompt, courteous and efficient service is accorded to every Customer and prospective Customer, whether or not a Customer through RS' own efforts, and adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct in all dealings with its customers, suppliers, Rogers and the public;

           5.3.2.7. use its commercially reasonable best efforts to ensure that every application or other contract for the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) is completed by the potential Customer fully, accurately and without apparent misrepresentation;

           5.3.2.8. to the extent practicable participate fully in all national, regional and local sales and service programs and promotions which Rogers asks it to participate in from time to time;

          5.3.2.9. at all times cooperate with Rogers representatives and report promptly to Rogers any information which may come to RS' attention regarding complaints or claims with respect to the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) and the Equipment, customer needs and interests and local market conditions; and

          5.3.2.10. maintain a Store-in-Store Arrangement approved by Rogers in accordance with section 6.1.6, at each RS Corporate Store, excluding the non-exclusive RS Corporate Stores listed in Schedule "H-1".

5.4. Negative Covenants of RS

     5.4.1. Mall Stores - RS agrees that at all times during the term of this Agreement at each Mall Store RS shall not:

           5.4.1.1. directly, indirectly or by inference, orally or in writing, make or give any guarantees, representations or warranties, express or implied, with respect to Equipment, rate packages, plans, promotions, the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) or the provision of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) by Rogers and its Affiliates to Customers or prospective Customers, other than to refer them to information concerning the Equipment or Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) as Rogers and its Affiliates from time to time provides in writing, or make any misrepresentations of any kind with respect to any of the foregoing;

           5.4.1.2. sell or offer to sell any Subscriptions or any aspect of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) to any person or group of persons at rates or prices other than those specified by Rogers and its Affiliates from time to time, or provide incentives or subsidies which may have the effect of doing so, without first having obtained the approval of Rogers. This prohibition does not apply to incentives or subsidies on Equipment alone;

           5.4.1.3. engage in any unfair or unethical trade practices or any other similar business practice with respect to the Equipment or Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services), nor make any false or misleading representations regarding any Equipment or the Services;

           5.4.1.4. make or cause to be made any alterations to the exterior or material alterations to the interior of the Mall Stores so as to modify the appearance thereof or any alterations or replacements of any of the leasehold improvements, fixtures or equipment at the Mall Stores without first having obtained the prior approval of Rogers;

           5.4.1.5. modify any device to emulate the ESN (electronic serial number) of any other device (including without limitation providing "extension" cellular service with the same MIN (mobile identification number) or ESN phones); modify any cellular telephone or other hardware, software or firmware (programming) or memory for the purpose of altering the phone's ESN; or possess equipment to execute such emulation or modification, without the prior approval of Rogers;

           5.4.1.6. induce, assist or encourage any person to avoid any charges relating to the Equipment or the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services), including without limitation activation fees, monthly access fees, features charges, toll charges, local airtime charges, or long distance charges;

           5.4.1.7. induce, assist or encourage any person to misrepresent themselves or details about themselves on any application or contract for the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);

           5.4.1.8. re-sell any of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) to any person, including without limitation any Customer, or bundle any parts of the Services (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service) or make available the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) for any person not otherwise qualified by existing Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) definitions, except as specifically authorized by Rogers in writing from time to time;

          5.4.1.9. reallocate Subscriptions or redirect Customers and prospective Customers among the Mall Stores or the RS Corporate Stores or otherwise;

          5.4.1.10. carry on any other business at any Mall Stores other than the business permitted by this Agreement; or

          5.4.1.11. offer or promote any products and services other than those approved by Rogers in accordance with this Agreement.

   5.4.2. RS Corporate Stores - RS agrees that at all times during the term of this Agreement, at each RS Corporate Store, RS shall not:

          5.4.2.1. directly, indirectly or by inference, orally or in writing, make or give any guarantees, representations or warranties, express or implied, with respect to Equipment, rate packages, plans, promotions, the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) or the provision of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) by Rogers and its Affiliates to Customers or prospective Customers, other than to refer them to information concerning the Equipment or Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) as Rogers and its Affiliates from time to time provides in writing, or make any misrepresentations of any kind with respect to any of the foregoing;

5.4.2.2. sell or offer to sell any Subscriptions or any aspect of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) to any person or group of persons at rates or prices other than those specified by Rogers and its Affiliates from time to time, or provide incentives or subsidies which may have the effect of doing so, without first having obtained the approval of Rogers. This prohibition does not apply to incentives or subsidies on Equipment alone;

5.4.2.3. engage in any unfair or unethical trade practices or any other similar business practice with respect to the Equipment or Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services), nor make any false or misleading representations regarding any Equipment or the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);

5.4.2.4. modify any device to emulate the ESN (electronic serial number) of any other device (including without limitation providing "extension" cellular service with the same MIN (mobile identification number) or ESN phones); modify any cellular telephone or other hardware, software or firmware (programming) or memory for the purpose of altering the phone's ESN; or possess equipment to execute such emulation or modification, without prior approval from Rogers;

5.4.2.5. induce, assist or encourage any person to avoid any charges relating to the Equipment or the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services), including without limitation activation fees, monthly access fees, features charges, toll charges, local airtime charges, or long distance charges;

5.4.2.6. induce, assist or encourage any person to misrepresent themselves or details about themselves on any application or contract for Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);

       5.4.2.7. re-sell any of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) to any person, including without limitation any Customer, or bundle any parts of the Service (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) or make available the Services (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service) for any person not otherwise qualified by existing Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) definitions, except as specifically authorized by Rogers in writing from time to time;

       5.4.2.8. reallocate Subscriptions or redirect Customer and prospective Customers among the Mall Stores or the RS Corporate Stores or otherwise; or

       5.4.2.9. use the Store-in-Store Arrangement within the RS Corporate Stores, described in section 6.1.6, for any purpose other than the offering of the Services and the Equipment (and, if applicable, Additional Non-Wireless Service, or Additional Wireless Service).

5.5. "Rogers AT&T Wireless The Communications Store Express" Prominence of Identification - Rogers and RS acknowledge that it is of fundamental importance to the success of each Mall Store that its identity as such be prominently reinforced to the general public. Rogers and RS therefore agree that the sole feature of each Mall Store's identity conveyed to the public will be as determined from time to time by Rogers and that, subject to section 3.7, all marketing tools (including advertising and signage), business forms and documents will be prepared consistently with this objective. Until otherwise determined by Rogers, each Mall Store shall be identified as "Rogers AT&T Wireless The Communications Store Express".

5.6. Signage - All signage and interior designs and displays shall be constructed and erected in a form and pursuant to plans approved by Rogers. Title to all signage bearing the "Rogers AT&T Wireless" logo or other Rogers trademarks shall remain at all times with Rogers. All non-Rogers signage, including all RS signage, in Mall Stores, except as provided in the Operating Procedures, is subject to Rogers prior approval, which shall not be unreasonably withheld.

5.7. Activation Terminal - RS will maintain in good operating condition the terminal and other related equipment and software that Rogers may provide for the purpose of accessing and transmitting information in order to effect activations of the Services and other customer services including bill payments (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services). Any costs incurred due to the misuse or damage to the terminal and equipment shall be borne by RS, as will ongoing transmission line charges between RS and Rogers. Title to such equipment shall remain at all times with Rogers. Except as noted above, Rogers shall be responsible for all costs of the activation and customer service terminals.

5.8. Representations of RS - As of the date hereof, RS hereby covenants, represents and warrants to Rogers as follows, and acknowledges that Rogers is relying upon such covenants, representations and warranties in entering into this Agreement:

     5.8.1. Organization and Good Standing - RS is a corporation duly incorporated and is validly existing as a corporation under the laws of the jurisdiction of its organization with all requisite corporate power and authority to own, lease and licence its properties and to conduct its business as now conducted;

     5.8.2. Qualification - RS is duly licensed and qualified as a foreign corporation in each jurisdiction which requires any licence or qualification to carry on its business therein, except where the failure to do so would not have a material adverse effect on such entity's business operations taken as a whole;

     5.8.3. Due Authorization, Etc. - RS has full legal right and all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder and the execution and delivery hereof and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

     5.8.4. Enforceability - This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of RS enforceable against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

       5.8.5. Absence of Conflicting Agreements - The execution and delivery of this Agreement by RS and the consummation by it of this Agreement:

              5.8.5.1. will not result in a breach or violation of any provision of the charter or by-laws (as amended or restated) of RS;

              5.8.5.2. to the best of the knowledge of RS, will not materially violate any applicable statue, regulation, decree, law, order or judgement to which it or its property is subject; and

              5.8.5.3. to the best of the knowledge of RS (after due inquiry), will not result in a material breach of or materially violate any provision of any agreement to which RS is a party which breach or violation would, taken as a whole, adversely affect its availability to carry out its obligations hereunder; and

       5.8.6. Consents and Approvals - To RS' current actual knowledge, no approval, consent, waiver, authorization, order, designation, filing, clearance or similar grant of authority is required from or of any governmental regulatory or legislative body or tribunal in connection with the entering into by RS of this Agreement and the consummation of the transactions contemplated hereby.

       5.8.7. Recitals - The representations made by RS in the recitals to this Agreement are true and correct.

       5.8.8. Intellectual Property Rights - RS owns or possesses adequate licences or other rights to use all trademarks, service marks or trade names necessary to entitle RS to conduct its business as now conducted.

5.9. RS Dealer Stores - Rogers acknowledges that RS cannot bind the RS Dealer Stores. RS undertakes to use its commercially reasonable best efforts to promote the offering of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) by the RS Dealer Stores.

5.10. Non-Solicitation of Rogers Employees - During the term of this Agreement, RS shall not solicit any person employed by Rogers to leave their employment with Rogers without first having obtained the approval of Rogers.

5.11. Advertising Funding - RS and Rogers will work in good faith to ensure the appropriate use of and calendar allocation of the advertising funding being provided by Rogers pursuant to sections 6.1.2 and 6.1.3. RS acknowledges the importance to Rogers of allocating significant advertising funding to the fourth calendar quarter.

5.12. Boxed Products - RS shall be authorized, but not compelled, as determined by Rogers, to offer Boxed Products as such products may be developed or defined by Rogers from time to time, within the RS Corporate Stores and RS Dealer Stores and such authorization shall be governed by the following rules:

          5.12.1 on a market-by-market basis wherein "market" is defined as a grouping of RS Corporate Stores or RS Dealer Stores where all or substantially all of the RS generated media (e.g., flyers) is distinct from its national advertising activities which are intended to be read or viewed outside an individual local market.

          5.12.2 RS will be entitled, in its discretion, to determine which of the markets will offer the Boxed Products on a quarter-by-quarter basis, provided however that RS Corporate Stores and RS Dealer Stores shall not be entitled to offer Boxed Product and core products (as such "core product" is developed or defined from time to time by Rogers) at the same time.

          5.12.3 RS shall not unbundle the Boxed Product or otherwise offer the Boxed Product and other Margin-based Products on a basis which would entitle RS to Commission in accordance with Schedule "A-1". RS agrees to offer Boxed Products strictly in accordance with the rules and procedures established for such purpose from time to time by Rogers.

          5.12.4 Notwithstanding anything contained in this Agreement or the schedules hereto, Wireless Subscriptions obtained through the offering of Boxed Products shall not be included in the calculation of entitlement for cooperative advertising funding or Residual Commissions but shall be deemed to be an Activation for the purposes of Schedule A-4.

6.   ROGERS OBLIGATIONS

     6.1. Covenants of Rogers - Rogers agrees during the term of the Agreement to:

          6.1.1. actively advertise and promote the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) by such means as it may determine from time to time and supply RS, at no cost to RS, with Rogers promotional literature as well as any other material which Rogers may commit to provide free of charge from time to time;

          6.1.2. provide cooperative advertising funding to RS with respect to Wireless Subscriptions obtained by the RS Corporate Stores and RS Dealer Stores, in accordance with the policy established by Rogers from time to time. The current cooperative advertising policy is attached as Schedule "G".

          6.1.3. provide advertising funding to RS of $* for each incremental Activation in the Mall Stores exceeding the number of Activations obtained by RS in the Mall Stores during the previous calendar year. For the purpose of this subsection, an Activation means a new Wireless Subscription to the Rogers System, including a Wireless Subscription for voice, prepaid and data Services but excluding one-way paging Services. Notwithstanding the foregoing, Rogers agrees to provide to RS advertising funding for the Mall Stores in 2002 of not less than $1.4 million. In 2003 and each subsequent calendar years during the term of this Agreement, Rogers agrees to provide to RS a minimum of $* million in advertising funding for the Mall Stores. The current co-operative advertising policy (attached as Schedule "G") will apply (including pre-approval of expenditures) and RS will be required to match Rogers' contributions @ $* per Activation once the minimum funding provided by Rogers as described above has been exceeded.

          6.1.4. provide, at its expense, cellular telephone lines for demonstration purposes, in accordance with Schedule "F". Such cellular telephone lines will be included in RS' account and RS agrees to assume full responsibility for all long distance charges incurred;

          6.1.5. provide introductory level training seminars for RS' sales personnel and technical staff as referred to in sections
                 5.3.1.9 and 5.3.2.3 of this Agreement;

          6.1.6. provide funds to be used solely for the purpose of developing a Store-in-Store Arrangement, consisting of space and fixtures within each new RS Corporate Store which is not operating as of January 1, 2002, dedicated to the offering of the Services and the Equipment (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services). RS and Rogers shall, on an ongoing basis, jointly develop an overall budget and prototype design specifications and construction layouts for all such RS Corporate Stores leasehold improvements and fixtures, all of which shall be subject to Rogers' prior approval. RS shall be required to account to Rogers for all expenses claimed by RS pursuant to this section 6.1.6;

          6.1.7. refrain from soliciting any person employed by RS to leave their employment with RS without first having obtained the approval of RS.

          6.1.8. support three multi-tiered promotions of the Services per year, exclusive to RS of an amount not less than the 2000 levels (approximately $* per promotion) and increasing at a rate of no less than 6% per year. For the purpose of this subsection, "Multi-tiered promotions" means a promotion of the Services in which there are incentives for each of the customer, the sale representative and/or sales management.

          6.1.9. include the RS corporate logo in all national print advertising of the Services, which are being offered in the RS Corporate Stores. The RS logo shall be larger than and in first position ahead of any other point of distribution (including for example, Rogers Video). This does not apply to brand image advertising or to Services not being offered by RS. While the
                                            ---
                 parties acknowledge that regional advertising initiatives may vary to accommodate specific regional distribution, Rogers shall use commercially reasonable efforts include the RS corporate logo in applicable regional print advertising such as print media referencing "call 1-800 Imagine", "shop on line" or "visit a Rogers AT&T location".

                 6.1.9.1. Rogers shall ensure a that approximately 33% of tag lines in radio advertising outside Ontario include the phrase "available at RS stores" or similar phrases as may be determined by Rogers and agreed to in advance by RS.

                 6.1.9.2. Rogers shall ensure that all tag lines in radio
                          advertising within Ontario include the phrase "available at RS" or similar phrase as may be determined by Rogers and agreed to in advance by RS provided that such phrase or subsequently agreed upon version shall preceed a reference to any other retailer that is not an Affiliate of Rogers.
                          RS acknowledges that the tag line will include additional phrases as determined by Rogers.

     6.2. Representations by Rogers - As of the date hereof, Rogers hereby covenants, represents and warrants to RS as follows, and acknowledges that RS is relying upon such covenants, representations and warranties in entering into this Agreement:

          6.2.1. Organization and Good Standing - Rogers is a corporation duly incorporated and is validly existing as a corporation under the laws of the jurisdiction of its organization with all requisite corporate power and authority to own, lease and licence its properties and to conduct its business as now conducted;

          6.2.2. Qualification - Rogers is duly licensed and qualified as a foreign corporation in each jurisdiction which requires any licence or qualification to carry on its business therein, except where the failure to do so would not have a material adverse effect on Rogers business operations taken as a whole;

          6.2.3. Due Authorization, Etc. - Rogers has full legal right and all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder and the execution and delivery hereof and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rogers;

          6.2.4. Enforceability - This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Rogers enforceable against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

          6.2.5. Absence of Conflicting Agreements - The execution and delivery of this Agreement by Rogers and the consummation by it of this
                 Agreement:

                 6.2.5.1. will not result in a breach or violation of any
                          provision of the charter or by-laws (as amended or restated) of Rogers;

                 6.2.5.2. to the best of the knowledge of Rogers, will not
                          materially violate any applicable statue, regulation, decree, law, order or judgement to which it or its property is subject; and

                 6.2.5.3. to the best of the knowledge of Rogers (after due inquiry), will not result in a material breach of or materially violate any provision of any agreement to which Rogers is a party which breach or violation would, taken as a whole, adversely affect Rogers ability to carry out its obligations hereunder;

          6.2.6. Consents and Approvals - To Rogers current actual knowledge no approval, consent, waiver, authorization, order, designation, filing, clearance or similar grant of authority is required from or of any governmental regulatory or legislative body or tribunal in connection with the entering into by Rogers of this Agreement and the consummation of the transactions contemplated hereby; and

          6.2.7. General Approvals - Rogers owns, possesses or has obtained all material permits, licenses, franchises, certificates, consents, orders, approvals and other authorizations of governmental or regulatory authorities as are necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as presently conducted, including the Services (excluding municipal licences for the Mall Stores, which shall be the responsibility of RS), and neither Rogers, nor its Affiliates, have received any notice of any proceedings relating to revocation or modification of any such licenses, permits, certificates, consents, orders, approvals or authorizations.

          6.2.8. Recitals - The representations made by Rogers in the recitals to the Agreement are true and correct.

          6.2.9. Intellectual Property Rights - Rogers owns or possesses adequate licences or other rights to use all trademarks, service marks or trade names necessary to entitle Rogers to conduct its business as now conducted.

          6.2.10. Digital Coverage - Rogers digital cellular radio telephone service area, which is capable of receiving PCS service covers approximately 70% or more of the population of Canada and includes the metropolitan areas of Vancouver, Calgary, Edmonton, Winnipeg, Toronto, Montreal and Ottawa.

          6.2.11. To the best of Rogers actual knowledge (relying on the information provided to Rogers by RS with respect to RS Corporate Stores), the RS Corporate Stores listed in Schedules "H-1" and "H-2" are the only RS Corporate Stores which are not located within areas serviced by the applicable Service.

7.   BILLING SYSTEM

     7.1. Obligation to Collect - Upon acceptance of a Subscription by Rogers, the relevant Customer shall become a customer of Rogers and Rogers shall invoice the Customer and offer and furnish such other invoicing services as Rogers deems appropriate. Subject to sections 5.3.1.10,
          5.3.2.4 and the rules pertaining thereto which Rogers may from time to time prescribe, Rogers shall be responsible for collection from Customers of all charges for Subscriptions for Services.

     7.2. Changes of Rates - RS acknowledges that Rogers may from time to time vary the rates charged by Rogers for Services and RS further acknowledges that such rates may be subject to regulation by the CRTC.

8.   RS' SERVICE RESPONSIBILITY

     8.1. Responsibility of RS for Service Capabilities - Rogers and RS agree that a high degree of technical sophistication, capability and training is needed in connection with the proper sale, and activation of Equipment. It is therefore a condition of this Agreement that RS be at all times duly qualified and equipped to provide to the Customers and prospective Customers service with regard to the activation, use and maintenance of the Equipment and the use of the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) as described in the Operating Procedures.

     8.2. At each Mall Store and RS Corporate Store, RS shall (i) employ an appropriate number (as determined by RS in its sole discretion) of qualified sales and service persons and ensure that at least one trained sales/service person is within each Mall Store during all business hours; and (ii) efficiently, courteously and properly provide and perform sales, activation and will honour in-warranty service on Equipment.

9.   TERM OF AGREEMENT

     9.1. Term - Subject to section 9.2, unless earlier terminated under Article 10 hereof, this Agreement shall commence on the date first written above and remain in effect until December 31, 2006. In the event this Agreement expires, and the parties do not enter in a new agreement governing the subject matter hereof, Rogers may continue to accept Subscriptions submitted by RS, in which event this Agreement shall be deemed to continue on a month to month basis until either party, upon thirty (30) days written notice to the other, terminates this Agreement.

     9.2. Renewal Procedures

          9.2.1. In the event that RS wishes to renew this Agreement, it shall provide written notice to Rogers by October 31, 2005, setting forth its proposal as to the Mall Stores which it would be prepared to operate during any renewal term. If no renewal notice is delivered by RS by October 31, 2005, the Agreement shall expire on December 31, 2006. If a timely renewal notice is delivered to Rogers by RS, then by December 31, 2006 Rogers shall provide a written response to RS, indicating which Mall Stores Rogers would be prepared to include in any renewal term. Any Mall Stores which are not referenced on both the RS and Rogers proposals (the "Rejected Mall Stores") shall not be subject to renewal, and Rogers may allow the leases for the Rejected Mall Stores to expire or offer same to another agent or dealer as it determines in its sole discretion. Provided however, that RS shall be entitled, by written notice to Rogers on or before January 31, 2006, to elect to negotiate, on such terms as may be acceptable to it, leases for those Mall Stores which were rejected by Rogers but were not rejected by RS in their respective proposals, which shall be used only for the purpose of operating RS Corporate Stores or RS Dealer Stores. RS shall not be entitled to negotiate or enter into a lease with respect to those Mall Stores excluded from its proposal.

        9.2.2. The parties shall negotiate the terms of the proposed renewal, provided that any renewal would be for a term of five years (without any further automatic right of renewal) and would be based on a similar allocation of responsibilities, but excluding any financial obligations, which shall be subject to the negotiation of mutually acceptable terms. Any renewal would also be subject to the successful negotiation of leases for the continuing Mall Stores, on terms acceptable to Rogers.

        9.2.3. If, by April 1, 2006, the parties have not entered into a binding agreement for the renewal of this Agreement this Agreement shall terminate on December 31, 2006. Upon termination, Rogers shall repurchase from RS all Equipment supplied by Rogers to the RS Mall Stores, within the six month period prior to termination, at then current prices at which Rogers offers the Equipment to its Independent Dealers. Rogers shall be entitled to offer employment to all persons employed by RS at the Mall Stores, except for those individuals whom RS intends to transfer to an RS Corporate Store or other RS location (such transferees not to exceed an aggregate of fifteen percent (15%) of RS' then current Mall Store employees) and RS has so advised Rogers in writing. Notwithstanding such termination, provided that:

               9.2.3.1. RS has been at all times during the term in material compliance with this Agreement;

               9.2.3.2. RS does not, at any time prior to or during the Royalty
                        Period (as defined below), enter into an agreement with any other provider of a Wireless Communications System providing for the development or operation of retail stores in Shopping Malls or of a Store-in-Store Arrangement, for
                    the purpose of offering the services of any other Wireless Communications System;

       9.2.3.3. RS does not, at any time prior to or during the Royalty Period, breach its obligations pursuant to section 16.2 hereof (which shall survive the termination of this Agreement solely for the purpose of this section 9.2.3); and

       9.2.3.4. at all times during the Royalty Period, RS makes available for purchase by Rogers, for resale through the Mall Stores, all RS Products which RS offers to the RS Dealer Stores from time to time. The cost to Rogers of the RS Products shall be not more than the cost to the RS Dealer Stores for such products, and may be lower having regard to the volumes being purchased by Rogers;

       then RS shall be entitled to receive, from January 1, 2007 until December 31, 2009 (the "Royalty Period"), ongoing monthly payments equal to six percent (6%) of the Revenue obtained by Rogers through the Mall Stores which Rogers continues to operate during the Royalty Period. For the purposes of this section 9.2.3, "Revenue" shall consist of (i) the proceeds from the sale of RS Products and Equipment, (but excluding any proceeds other than the Commissions, in the case of Equipment bundled with a Wireless Subscription) and (ii) the Commissions which RS would have been entitled to receive pursuant to Schedules "A-1" and "B" hereto, had RS continued to operate the Mall Stores during the Royalty Period, but excludes all applicable taxes.

9.2.4. As the leases for the Mall Stores approach their respective expiry dates, Rogers may elect, by notice to RS not later than 30 days prior to each such expiry, to allow any such leases to expire without renewal (the "Expired Mall Stores"). In such event
       RS shall be entitled to negotiate, on such terms as may be acceptable to it, a lease or leases for the Expired Mall Stores, but solely for the purpose of operating an RS Corporate Store or RS Dealer Store. However, RS shall make available to Rogers the benefit of any lease terms more favourable than had been available to Rogers. Rogers shall, within 15 business days of receipt of written notice from RS as to any such revised lease terms, notify RS as to whether such terms are acceptable to Rogers and, if acceptable to Rogers, Rogers shall remain as lessee on the renewed lease in respect of any such Mall Stores and RS shall continue to operate each such Mall Store, subject to sections 9.2.2 and 9.2.3.

10.TERMINATION

    10.1. Termination by Rogers - Rogers may immediately (except as provided in section 10.1.1) terminate this Agreement by written notice to RS upon the occurrence of any of the following events:

          10.1.1. RS is in default in the performance of any of its obligations under this Agreement or breaches any provision hereof (except as otherwise provided in this section 10.1) and such default or breach continues, or has not been corrected to the satisfaction of Rogers, or RS has not commenced bona fide efforts to correct such default or breach within thirty (30) days (the "Cure Period") after receipt of written notice (the "Default Notice") from Rogers to RS stating the particulars of such default or breach and stating that Rogers considers such obligation or provision to be material and, if appropriate in the discretion of Rogers, specifying the actions required to correct such default or breach; or if, RS having commenced bona fide efforts to correct the default or breach within the Cure Period, the default or breach has not been corrected to the satisfaction of Rogers within 60 days after the Default Notice;

          10.1.2.   RS breaches section 5.3.1.1, section 5.3.2.1 or Article
                    16 hereof, or enters into an agreement providing for the payment of commissions or other remuneration, on the sale of subscriptions or equipment for any other Wireless Communications System;

          10.1.3. RS reallocates or redirects Subscriptions or Customers among or between Mall Stores and RS Corporate Stores, or otherwise, in a manner or to an extent that Rogers deems to be material;

          10.1.4. 30% or more of the Mall Stores fail to achieve the Minimum Performance Standard or Rogers otherwise has a right to terminate its obligations with respect to 30% of the Mall Stores pursuant to section 10.5, having regard in either case to all such events during the term of this Agreement;

          10.1.5. bankruptcy or insolvency proceedings are instituted by or against RS, RS is adjudicated as bankrupt, becomes insolvent, makes an assignment for the benefit of its creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any material part of the assets of RS;

       10.1.6. all or substantially all of RS' assets are sold or conveyed or there has been a change in the ultimate control of RS without the prior written consent of Rogers;

       10.1.7. RS agrees to assign, purports to assign or is deemed to have assigned this Agreement or if an assignment occurs by operation of law other than in compliance with section 21.4;

       10.1.8. RS or any Affiliate of RS defaults in payment or performance of any of its obligations under, or has breached any provision of, any other agreement with Rogers or any agreement with an Affiliate of Rogers relating to the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services);

       10.1.9. RS commits or participates in any fraudulent actions in the course of acting as an agent or dealer of Rogers including, without limitation, the submission to Rogers of any demonstrably false or fraudulent claims for commission, bonus payment, refund, credit, rebate, allowance, discount or other payment by Rogers;

      10.1.10. the determination by a court or tribunal of competent jurisdiction that Article 16, section 5.3.1.1 or section 5.3.2.1 of this Agreement is unenforceable by Rogers in whole or part;

      10.1.11. the RS Licence Agreement expires without renewal or is terminated; or

      10.1.12. RS ceases to operate a minimum of 300 RS Corporate Stores.

10.2. Termination by RS - RS may immediately (except as provided in section 10.2.1) terminate this Agreement by written notice to Rogers upon the occurrence of any of the following events:

      10.2.1. Rogers is in default in the performance of any of its obligations under this Agreement or breaches any provision hereof (except as otherwise provided in this section 10.2) and such default or breach continues, or has not been corrected to the satisfaction of RS, or

               Rogers has not commenced bona fide efforts to correct such default or breach, within thirty (30) days (the "Cure Period") of the receipt of written notice (the "Default Notice") from RS to Rogers stating the particulars of such default or breach and stating that RS considers such obligation or provision to be material and, if appropriate in the discretion of RS, specifying the actions required to correct such default or breach; or if Rogers, having commenced bona fide efforts to correct the default or breach within the Cure Period, the default or breach has not been corrected to the satisfaction of RS within 60 days after the Default Notice;

       10.2.2. Rogers fails to pay Commissions when due, and such default continues or has not been corrected to the satisfaction of RS after 30 days written notice from RS to Rogers stating the particulars of such default (but excluding any bona fide dispute between RS and Rogers as to Commission) or any bona fide claim to setoff by Rogers;

       10.2.3. Rogers fails to pay rent when due pursuant to the terms of the leases for not less than 15% of the Mall Stores (excluding any bona fide disputes between Rogers and the landlords);

       10.2.4. bankruptcy or insolvency proceedings are instituted by or against Rogers, Rogers is adjudicated as bankrupt, becomes insolvent, makes an assignment for the benefit of its creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any material part of the assets of Rogers;

       10.2.5. all or substantially all of Rogers assets are sold or conveyed to a competitor of RS, or a competitor of RS has acquired the ultimate control of Rogers;

       10.2.6. Rogers agrees to assign, purports to assign or is deemed to have assigned this Agreement or if an assignment occurs by operation of law other than in compliance with section 21.4;

       10.2.7. Rogers commits or participates in any fraudulent or improper actions in the course of dealing with RS including, without limitation, the submission to RS of any demonstrably fraudulent reports for commission, bonus payment, refund, credit, rebate, allowance, discount or other payment by RS; or

       10.2.8. Rogers is no longer authorized to operate the Services.

 10.3. Commissions Earned Prior to Termination or Expiry

       10.3.1. Subject to the applicable schedules, all Commissions payable on Subscriptions generated by RS prior to expiry of this Agreement shall be paid by Rogers within sixty (60) days of the expiry date. The entitlement of RS to any and all Commissions (including any bonus commissions provided for from time to time), other than any commission or Commission payable pursuant to sections 4.1, 4.2 or 4.4 earned but unpaid prior to the date of termination, shall immediately cease upon termination of this Agreement if this Agreement is terminated pursuant to section
               10.1 hereof and Rogers shall in no event have any further liability therefor.

       10.3.2. Upon expiry or in the event of termination pursuant to section 10.1, in addition to its other rights, Rogers shall be entitled to holdback all amounts, including Commissions owing to RS but unpaid prior to termination (the "Holdback"), to be applied against any debits to RS' account due to deactivations of Customers activated by RS within six months after the activation of such Customers, or due to the failure of RS to comply with section 10.4. Subject to section 10.4, the Holdback shall be released by Rogers to RS over the six month period immediately after termination, on a proportionate basis to the activations during the six month period immediately prior to termination. If the Holdback is insufficient to cover the amount of such debits to RS' account, RS agrees to promptly pay to Rogers the amount of such deficiency.

 10.4. RS Obligations Upon Expiry or Termination - Upon expiry or termination of this Agreement for any reason, RS shall (unless otherwise instructed by Rogers):

       10.4.1. upon receipt of written instructions from Rogers, immediately deliver all signage, advertising materials, displays and other material which uses any of the trade marks of Rogers whether acquired from Rogers or produced by or for RS, as well as all equipment referred to in section 5.7. Should Rogers instruct RS that such signage, material or documents are not to be returned to it, RS shall immediately cause the same to be destroyed at its cost. Furthermore, RS agrees that it shall not adopt or use any word, name or mark confusingly similar to the trademarks, tradenames or logos of Rogers;

       10.4.2. promptly permit Rogers or Rogers representatives to enter the Mall Stores and, at Rogers option, operate the Mall Stores, provided that the foregoing shall not derogate in any way from RS' obligations or any of Rogers other rights or remedies hereunder;

       10.4.3. promptly pay to Rogers all accounts then due and unpaid by RS;

       10.4.4. immediately discontinue the operation of the Mall Stores and any and all use of the Rogers Trademarks, other proprietary rights licensed under this Agreement, and any other designations associating RS with Rogers. RS shall cease displaying and/or using any and all signs, stationery, letterheads, packaging, forms, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects used from time to time in connection with Rogers or containing or bearing any of the Rogers Trademarks, promptly execute such documents or take such actions as may be necessary to abandon RS' use of any Rogers Trademarks, and shall not thereafter operate or do business under any name or in any manner that might lead to the inference that it is or was associated with Rogers or that it is operating a business similar to a Rogers business;

       10.4.5. promptly remove or cooperate in the removal of, at Rogers request, RS' listing as a Rogers dealer from all telephone directories and all other trade or business directories (in respect of the next publication thereof), and to assign to Rogers or any other party designated by Rogers, all of RS' telephone numbers and listings in connection with the Mall Stores;

       10.4.6. immediately return to Rogers the Operating Procedures, all other Confidential Information, all other material provided to RS by Rogers and all information, data and materials pertaining to the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services). Should Rogers not request the return of any of the foregoing, RS shall immediately cause the same to be destroyed at its cost; and

       10.4.7. upon receipt of written instructions from Rogers, immediately return to Rogers all Equipment loaned by Rogers to RS, all unpaid-for inventory and all inventory supplied by Rogers on consignment.

 10.5. Termination of Mall Stores

        10.5.1 Rogers hereby represents and warrants that the costs in respect of each individual Mall Store listed under column 6 of Schedule "K" under the title "Revised Costs 2002" are substantially accurate with respect to each Mall Store. Rogers agrees to provide to RS by January 31 of each year of the term with an annual operating cost estimate by Mall Store for the then current year. Rogers agrees that for purposes of this section that such estimate will be used in determining the Minimum Performance Standard for that year.

        10.5.2 In any calendar year of this Agreement, commencing January 1, 2002, in the event that (i) a particular Mall Store fails to achieve a percentage increase in the number of Wireless Subscriptions sold in a calendar year of at least the "Final Target" percentage (as determined in accordance with paragraph
               (d) of Schedule "A-4" for the current year) as compared to the immediately preceeding calendar year; and (ii) the Minimum Performance Standard was not achieved, that Mall Store shall be deemed a store in default (the "Defaulting Store").

        10.5.3 In the case of a Defaulting Store, RS shall, within 30 days of receiving written notice from Rogers, deliver to Rogers a written remedial action plan. If the Defaulting Store does not achieve the Minimum Performance Standard in any quarterly period during the year following the year in which it failed to achieve its Minimum Performance Standard (the "Review Period"), Rogers shall be entitled to terminate its obligations with respect to the Defaulting Store and the provisions of section 10.4 shall apply with respect to the subject Mall Store. Rogers may elect to close the Defaulting Store, operate the Defaulting Store itself, or appoint another dealer or agent to operate the Defaulting Store. If Rogers elects to close the Defaulting Store, in this event only, RS and Rogers shall share equally the costs attributable to the closure and each party shall use its commercially reasonable best efforts to mitigate such costs; principally employee and lease costs (excluding leasehold improvement and fixture costs). If the Defaulting Store achieves the Minimum Performance Standard, determined on a quarterly basis, as seasonally adjusted (in accordance with prior years' performance), during the Review Period, its status as a Defaulting Store shall, for the balance of the Review Period, be determined by Rogers on a quarterly basis.

11. INDEMNITY AND INSURANCE

    11.1. Indemnification - Each of the parties (the "Indemnifying Party") agrees to indemnify and hold the other party (the "Indemnified Party") harmless against any and all liabilities, claims, damages, costs or expenses (including legal fees and expenses) directly or indirectly incurred by the Indemnified Party by reason of or arising out of or relating to any acts, duties and obligations or omissions of the Indemnifying Party or of any personnel employed by, or agent of the Indemnifying Party, in breach of the obligations of the Indemnifying Party or of its duties arising from this Agreement, the Indemnifying Party shall, at the request of and at the Indemnifying Party's expense, assume the defence of any demands, claims, actions, suits or proceedings brought against the Indemnified Party by reason thereof and pay any and all damages and awards including pre- and post-judgement interest and costs assessed against or that are payable by the Indemnified Party as a result of the disposition of any such demands, claims, actions, suits or proceedings. Notwithstanding the foregoing, the Indemnified Party may be represented in any such demands, claims, actions, suits or proceedings by its own counsel at the expense of the Indemnifying Party. No settlement or compromise shall be agreed without the concurrence of the Indemnified Party.

    11.2. Maintenance of Insurance - Rogers shall maintain, in full force and effect, a comprehensive general liability insurance policy or policies with personal injury liability, blanket contractual liability and products and completed operations liability insurance endorsements protecting RS, Rogers, its Affiliates and their respective directors, officers and employees and representatives against loss, liability or expense due to personal injury, death or property damage or otherwise arising out of or occurring in connection with the Mall Stores. RS shall be an additional insured in such policy or policies which shall be written by a responsible insurance company or companies licensed to do business in the province in which RS is operating the Mall Stores with a combined single limit of not less than Five Million ($5,000,000) Dollars for bodily injury or death and for property damage. Such policy or policies shall provide that they will not be cancelled or materially altered without at least sixty (60) days prior written notice to RS. Rogers shall furnish RS with a certificate or certificates of such insurance, together with evidence that the premiums therefor have been paid. Maintenance of such insurance and the performance by Rogers of its obligations under this subsection shall not relieve Rogers of liability under the indemnity provisions hereinabove set forth in section 11.1 above.

    11.3. Exclusions from Insurance Coverage - Notwithstanding section 11.2, Rogers shall not be liable for and shall not be responsible to insure for the following risks (collectively referred to as "RS Risks"): employee benefits liability, voluntary worker's compensation, employer's liability, contingent employer's liability, non-owned automobiles, property damage relating to RS inventory and equipment (including its point-of-sale system), property damage of any kind which is valued at less than the deductible threshold in Rogers insurance policy, and business interruption insurance relating to RS' operations. RS shall indemnify and save Rogers harmless from any liability with respect to the RS Risks, in accordance with section 11.1.

12. RECORDS AND REPORTS

    12.1. Maintenance of Records - RS shall maintain accurate accounts and records of all sales transactions pertaining to this Agreement, including sales of Subscriptions, and such other records as may be specified by Rogers from time to time, and shall retain the same during the term of this Agreement and for a period of two (2) years after the date of termination of this Agreement, provided that RS shall not be required to retain records for greater than seven (7) years.

          If Rogers requires any information in connection with such accounts and records, the aforesaid accounts and records shall be made available by RS during normal business hours for examination by Rogers.

    12.2. Delivery of Reports to Rogers - RS will, as promptly as practicable, prepare and forward, from time to time, the operating reports reasonably requested by Rogers relating to the Mall Stores listed on Schedule "J", prepared in a manner specified by Rogers and such other reports which the parties deem necessary or desirable. Rogers and RS will mutually develop the format of these reports.

    12.3. Provision of Financial Statements - RS shall provide Rogers, with respect to the Mall Stores, within ninety (90) days following completion of each calendar year, with financial statements and such quarterly financial statements as may be requested by Rogers.

13.  TRADEMARKS AND OTHER PROPRIETARY MARKS OF ROGERS

     13.1. Use of "Rogers" Trademarks

           13.1.1. Unless otherwise determined by Rogers, each Mall Store shall be prominently identified as "Rogers AT&T Wireless The Communications Store Express" and shall be referred to as such by Rogers and by RS in the conduct of business therein and in association therewith.

           13.1.2. In each Mall Store and in each of the RS Corporate Stores, RS shall, in association with the promotion, solicitation and sale of Subscriptions, the sale, service and repair of Equipment and the servicing of Customers utilize, pursuant to the terms of a licence from Rogers as hereinafter provided for, such of the Rogers Trademarks as shall be directed by Rogers from time to time in the manner directed by Rogers and in accordance with the terms of this Agreement.

           13.1.3. With respect to each of the RS Dealer Stores RS shall require, that as a condition of their acting as a subagent of RS with respect to the promotion, solicitation and sale of Subscriptions and Equipment, the operator of such RS Dealer Stores shall utilize the Rogers Trademarks directed by Rogers from time to time in the manner directed by Rogers subject to and pursuant to the provisions of the licence from Rogers as hereinafter provided for. RS shall monitor and require compliance with such provisions by the operator of such RS Dealer Stores, failing which RS shall terminate their rights of subagency under this Agreement.

     13.2. Terms of Use - RS hereby acknowledges (and shall not at any time, directly or indirectly contest) the validity of the Rogers Trademarks. RS further acknowledges the exclusive ownership of the Rogers Trademarks by Rogers, its successors and assigns and agrees that as between RS and Rogers, the Rogers Trademarks are and shall remain the property of Rogers. RS and its subagents shall execute and deliver such documentation as Rogers may reasonably require to protect and preserve the rights of Rogers in and to the Rogers Trademarks and other proprietary marks of Rogers. RS agrees to comply with the rules regarding the use of the AT&T trademarks as may be determined by Rogers from time to time. RS shall use and shall cause its subagents to use such trademark notices indicating that Rogers is the owner of the Rogers Trademarks and trademark symbols according to the specifications and guidelines provided to RS from time to time in such a manner as to preserve the rights of Rogers in the Rogers Trademarks and not to depreciate the value of the goodwill therein. Rogers agrees to indemnify and hold harmless RS from and against any claims or liabilities arising as a result of the use hereunder by RS of the Rogers Trademarks or proprietary marks of Rogers.

       13.3. Corporate Name of RS - RS agrees that it shall not use the trademark "Rogers" or "AT&T" as part of its corporate name.

       13.4. Non-Alteration of Affixed Trademarks - RS agrees that it shall not remove or alter any of the Rogers Trademarks or any other proprietary marks which are fixed to the Equipment nor affix any additional trademarks or trade designations to any of the Equipment which bears any of the Rogers Trademarks.

       13.5. Trade Practices of RS - RS agrees that it shall not engage in any unfair trade practices or make any false or misleading statement or representation in advertising, printed material or otherwise with respect to any of the products and services offered from time to time by Rogers or its Affiliates.

14.    TRADEMARKS AND OTHER PROPRIETARY MARKS OF RS

       14.1. Terms of Use - Rogers hereby acknowledges, (and shall not at any time, directly or indirectly contest) the validity of the RS Trademarks. Rogers further acknowledges the exclusive ownership of the RS Trademarks by RS and RS Corp, its successors and assigns and agrees that the RS Trademarks are and shall remain the property of RS or RS Corp, as the case may be. Rogers shall execute and deliver such documentation as RS may reasonably require to protect and preserve the rights of RS and RS Corp in and to the RS Trademarks and other proprietary marks of RS. Rogers shall use and shall cause its subagents to use such trademark notices indicating that RS is the owner or licensee of the RS Trademarks and trademark symbols according to the specifications and guidelines provided to Rogers from time to time in such a manner as to preserve the rights of RS and RS Corp in the RS Trademarks and not to depreciate the value of the goodwill therein. RS agrees to indemnify and hold harmless Rogers from and against any claims or liabilities arising as a result of the use hereunder by Rogers of the RS Trademarks or proprietary marks of RS.

       14.2. Corporate Name of Rogers - Rogers agrees that it shall not use the trademark "RadioShack" as part of its corporate name.

     14.3. Non-Alteration of Affixed Trademarks - Rogers agrees that it shall not remove or alter any of the RS Trademarks or any other proprietary marks which are fixed to the RS Products nor affix any additional trademarks or trade designations to any of the RS Products which bear any of the "RS Trademarks".

     14.4. Trade Practices of Rogers - Rogers agrees that it shall not engage in any unfair trade practices or make any false or misleading statement or representation in advertising, printed material or otherwise with respect to any of the products and services offered from time to time by RS.

15.  CONFIDENTIALITY

     15.1. Confidentiality of Information - Each party (the "Receiving Party") agrees that any and all information, written or oral, which is designated by the other party (the "Disclosing Party") as proprietary or confidential in nature and which is disclosed by it or its agents to the Receiving Party concerning the business or affairs of the Disclosing Party and its Affiliates (including this Agreement), shall be treated as confidential and that such information (the "Confidential Information") shall not be disclosed or used other than as provided in this Agreement during the term of this Agreement or at any time thereafter, directly or indirectly to any other person or entity without the express prior written consent of the Disclosing Party. This provision is in addition to any other covenant or agreement previously given by the Receiving Party to the Disclosing Party with respect to the treatment of confidential information.

           Nothing in this section shall preclude the Receiving Party from disclosing or using Confidential Information if the Receiving Party can demonstrate that:

           15.1.1. the Confidential Information was generally known to the public or in the public domain at the time of such disclosure or use, without breach of this or any other agreement; or

           15.1.2. disclosure of the Confidential Information is required to be made by the Receiving Party (or any affiliated entity) by any law, regulation, governmental body or authority having jurisdiction over the Receiving Party (or any affiliated entity) or by court order.

          The parties acknowledge and agree that the obligations under this section are to remain in effect for a period of five years after expiry or termination of this Agreement.

    15.2. Relief for Breach of Confidentiality - The Receiving Party acknowledges that a breach or threatened breach by the Receiving Party of the provisions of this Article 15 will result in the Disclosing Party and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Receiving Party agrees that the Disclosing Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Disclosing Party may become entitled.

16. EXCLUSIVITY

    16.1. Exclusivity in Mall Stores - In consideration of Rogers covenants in this Agreement, RS covenants and agrees that it will not, through the Mall Stores, during the term of this Agreement (and any extension or renewal thereof), directly or indirectly, in any manner promote, act as agent or dealer for, solicit subscriptions for, accept compensation from, or offer the products or services of any other Wireless Communications System or service provider or any products or services which are competitive with or substantially similar to the products or services offered by Rogers or its Affiliates from time to time.

    16.2. Exclusivity in RS Corporate Stores - In further consideration of Rogers covenants in this Agreement, RS covenants and agrees that it will not, whether through RS Corporate Stores or otherwise, during the term of this Agreement (and any extension or renewal thereof), promote, act as agent for, solicit subscriptions for, accept compensation from, or offer the products or services of any other provider of a Wireless Communications System other than new wireless communications services which are based on new technologies which are not naturally synergistic extensions or evolutions of the Services ("New Services"), and that Rogers is not then authorized or permitted by the appropriate regulatory authority to provide or which Rogers elects not to provide within twelve (12) months of such "New Services" being fully commercially available in Canada, subject to section
          16.4.1 with respect to the Non-Exclusive RS Corporate Stores

    16.3. Additional Services in RS Corporate Stores - RS shall have the sole discretion to determine which Additional Non-Wireless Services and Additional Wireless Services will be offered, if at all, in any RS Corporate

          Store. In the event RS determines to offer any Additional Non-Wireless Services or Additional Wireless Services (or, in the case of Additional Non-Wireless Services, the comparable services offered by a competitor of Rogers or its Affiliates) in any RS Corporate Store, Rogers and its Affiliates shall be treated as a preferred supplier of such services (if Rogers and its Affiliates are offering such services on competitive terms) provided that RS shall further determine, in its sole discretion, whether any such additional service will be offered on an exclusive basis; if exclusivity is granted such additional service by RS, RS shall then treat such additional service as being incorporated into the substantive provisions of section 16.2 above until such time as RS determines, acting reasonably, such additional service is no longer technologically comparable or offered on terms competitive with the Services offered by other providers. Notwithstanding the foregoing, before RS makes a final determination that it will no longer treat the additional service as exclusive, it will give not less than 90 days notice to Rogers during which period Rogers may commence efforts to ensure the additional service is technologically comparable or offered on competitive terms. After such 90 day period, RS at its sole discretion shall make its final determination.

    16.4. Exceptions to Exclusivity - Notwithstanding the foregoing:

          16.4.1. RS shall be under no exclusivity obligation in respect of those specific RS Corporate Stores identified in Schedules "H-1" and "H-2" as being in those geographic areas in which Rogers has not established coverage for the Services (the "Non-Exclusive Corporate Stores"). As Rogers expands the Services to include a geographic area in which a Non-Exclusive RS Corporate Store is located, it shall give notice to RS. Upon the expiry of 90 days after receipt by RS of such notice, the applicable RS Corporate Store shall be deemed to be deleted from Schedule "H-1" or "H-2", as the case may be.

          16.4.2. nothing herein shall prevent RS from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada; and

          16.4.3. section 16.2 shall not be effective with respect to any Additional Non-Wireless Services and Additional Wireless Services, until 90 days after RS determines to offer such services through the RS Corporate Stores (subject to any previous contractual commitment which RS may have with another service provider).

     16.5. Relief for Breach of Non-Competition - RS acknowledges that a breach or threatened breach by RS of the provisions of this Article 16 will result in Rogers and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, RS agrees that Rogers shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which Rogers may be entitled.

     16.6. Restriction on Rogers - Excluding those geographic regions in which RS is permitted to offer competitive services pursuant to this
           Article 16, Rogers shall not develop or promote any new Store-in-Store Arrangements with any speciality consumer electronics retailer located in a Shopping Mall in which there is a Mall Store or an RS Corporate Store, provided that Rogers may continue with all existing arrangements and natural extensions thereof and may continue to engage in promotions and marketing efforts with its existing agents and dealers.

     16.7. Annual Certificate/Audit Right

           16.7.1. By January 31 of each year, RS' chief financial officer shall deliver his certificate to Rogers, certifying that RS has complied with its obligations under this Article 16 during the previous calendar year. In addition, once in each calendar year, Rogers shall be entitled to cause to be carried out an audit of the books and records of the Mall Stores and the books and records of RS relating to the RS Corporate Stores which are necessary strictly for the purpose of verifying the compliance of RS with this Agreement. Rogers shall be entitled to reasonable access during regular business hours to the books and records of the Mall Stores for the purpose of the audit. The cost of the audit shall be borne by Rogers unless the audit establishes that RS is in breach of its obligations hereunder, in which case the reasonable cost thereof shall be borne by RS.

           16.7.2. RS shall be entitled, once per calendar year, to cause to be carried out an audit of the applicable books and records of Rogers which are necessary strictly for the purpose of verifying Rogers compliance with this Agreement (and in particular, without limiting the generality of the foregoing, with respect to Commissions) during such year. RS shall be entitled to reasonable access to such books and records during regular business hours for the purpose of the audit. The cost of the audit shall be borne by RS unless the audit establishes that Rogers is in breach of its obligations hereunder, in which case the reasonable cost thereof shall be borne by Rogers.

     16.8. Partial Compensation for Breach - While it is agreed that the breach by RS of Article 16 will result in Rogers and its shareholders suffering irreparable harm which cannot be calculated or fully compensated in damages alone, in addition to all remedies available to Rogers at law or in equity including the rights set out in section 16.5, if during the term of this Agreement (and any extensions or renewals thereof) it is established that RS has breached its exclusivity obligations under this Article 16, RS shall promptly pay to Rogers, as partial compensation for the damages suffered by Rogers, all compensation paid to RS, and shall continue to pay during the term of this Agreement (and any extensions or renewals thereof) to Rogers all ongoing compensation received by it, in respect of such breach.

     16.9. New RS Distribution - If RS or its Affiliates acquire control over additional retail distribution assets or businesses which are, or may be, involved in the offering of wireless communications products and services ("New RS Distribution"), RS and its Affiliates shall ensure that Rogers and the Services receive not less than twenty (20%) percent more retail presence, as measured by floor and wall space available to offer products and services within each retail location, in the New RS Distribution than any other wireless service provider in Canada.

17.  NON-SOLICITATION

     17.1. Customers of Rogers - RS acknowledges that all Customers are customers only of Rogers and that the primary purpose of this Agreement is to further and promote the relationship of Rogers and its Customers. RS therefore agrees that it shall not, either during the term of this Agreement or for a period of three (3) years thereafter, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as principal, agent or shareholder, contact or solicit any Customers of Rogers or its Affiliates or dealers who were activated onto the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) through the Mall Stores or the RS Corporate Stores (except, in the case of Customers activated through the RS Corporate Stores, for general offerings of wireless products and services which are not specifically targeted at Customers) for the purpose of selling to those Customers any services which are the same as or substantially similar to, or competitive with, the services sold at that time by Rogers or its Affiliates.

     17.2. Customer Information - RS acknowledges and agrees that the names, addresses and personal information of Customers and their cellular telephone numbers constitute the confidential and proprietary information of Rogers.

     17.3. Permitted Uses of Customer List - Notwithstanding sections 17.1 and
           17.2 above, during the term of this Agreement, and after the expiry of this Agreement, subject to applicable law, RS shall be permitted to utilize any Customer list containing such Customer's name and address developed by RS for direct marketing or other promotional efforts undertaken by RS solely for purposes of offering RS Products which are not used for or in connection with the Services (and, if applicable, the Additional Non-Wireless Services and Additional Wireless Services) or the products and services which are prohibited pursuant to Article 16.

18.  RIGHT OF FIRST OFFER

     18.1. Right of First Offer - Provided that RS is not presently in breach of its obligations hereunder, in the event that Rogers wishes to develop or open or authorize any "in-line" retail stores or kiosks within a Shopping Mall in Canada in addition to the Existing Mall Stores listed in Schedule E, Rogers shall first offer (an "Offer") to RS the opportunity to operate such additional "in-line" stores or kiosks, on terms and conditions substantially similar to those applicable to the Existing Mall Stores. If RS fails to confirm in writing, within 30 days after receiving an Offer, that it is electing to accept the Offer, Rogers may develop or open or authorize the applicable Mall Stores without further notice or obligation to RS.

     18.2. Exceptions to Right of First Offer - Notwithstanding the foregoing, RS' rights under section 18.1 shall not apply:

           18.2.1. in those geographic regions as set forth in Schedules "H-1" or "H-2" until the criteria for exclusivity in the RS Corporate Stores have been satisfied; and

           18.2.2. to those locations designated in Schedule "E-1" as being reserved for Rogers and/or its dealers.

19.  EQUIPMENT

     19.1. Inventory - Payment for Equipment shall be due in full within 30 days of shipment to RS at its Barrie warehouse or applicable Mall Store, as the case may be, except that payments for Equipment that is shipped between September and December, inclusive, of each calendar year shall be within 90 days of shipment.

     19.2. Core Equipment and Accessories - Rogers may establish and amend from time to time a list of "core" wireless communications Equipment and accessories which shall be offered by RS in the Mall Stores. If an item is removed from the "core" list by Rogers, Rogers will, at its option, repurchase from RS the subject unsold items in the Mall Stores at the original price paid by RS or, develop with RS a marketing initiative to sell off these items, which would include a reduction in Rogers mark-up on these items.

     19.3. Price Protection for RS - Rogers shall make available to RS the benefit of any price protection made available to Rogers by Equipment manufacturers or which is made generally available by Rogers to its Independent Dealers.

     19.4. Price Protection for Rogers - During the Royalty Period, RS shall make available to Rogers the benefit of any price protection made available to RS by manufacturers of RS Products, or which is made available by RS to the RS Dealer Stores.

20.  SET OFF

     20.1. Right of Set Off - Each party shall be entitled to set off, against any amounts owing by it to the other, any amounts owing by one party to the other or to any Affiliate of Rogers (including without limitation any payments received by RS on behalf of Rogers from Customers) and, in the case of amounts owing to an Affiliate of Rogers, Rogers is authorized to remit such deducted amount to such Affiliate on behalf of RS. The rights of the parties under this section are in addition to any other rights which either party may have upon the failure of the other party to comply with any of its obligations under this Agreement.

21.  GENERAL

     21.1. Notice - Any notice, approval, waiver or other document or communications required or permitted to be given to any party under this Agreement shall be validly given only if in writing and if delivered personally (which shall include delivery by courier or other agent) or if telecopied to that party at the following address:

          To Rogers:            Rogers Wireless Inc.
                                One Mount Pleasant
                                Toronto, Ontario
                                M4Y 2Y5

                                Telecopier No.: (416) 935-7574
                                Attention:    Senior Vice-President,
                                              Marketing and Sales

          with a copy sent to:  333 Bloor Street East
                                Toronto, Ontario
                                M5H 1G9

                                Telecopier No.: (416) 935-7627
                                Attention: Vice-President, Associate General
                                           Counsel

          To RS:                InterTAN Canada Ltd.
                                279 Bayview Drive
                                Barrie, Ontario
                                L4M 4W5

                                Telecopier No.: (705) 728-0847
                                Attention:  President, RadioShack Division

          with a copy sent to:  InterTAN, Inc.
                                3300 Highway #7
                                Suite 904
                                Concord, Ontario
                                L4K 4M3

                                Telecopier No.: (905) 760-9722
                                Attention: General Counsel

          Any such notice delivered or telecopied as aforesaid shall be deemed to have been given or made on the date on which it was delivered or telecopied, as the case may be. Any party may at any time give notice in writing to the other party of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notice hereunder.

     21.2. Entire Agreement - With the exception of a letter agreement dated as of the date of this Agreement between the parties, this Agreement, including the schedules hereto, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, memoranda, correspondence and discussions, whether written or oral, relative to the subject matter hereof including the Original Agreement and the agreement in principle dated April 27, 2001. Except as otherwise specifically set forth in this Agreement, neither party makes any representation, warranty or condition express or implied, collateral, or otherwise to the other.

     21.3. Time of Essence - Time shall be of the essence of this Agreement.

     21.4. Enurement and Assignment - This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns. Neither this Agreement, nor any of the rights or obligations of the parties hereunder may be assigned by either party without the prior written consent of the other, which may be unreasonably withheld. Notwithstanding any other provision of this Agreement, except in the case of an assignment to, or acquisition of control (directly or indirectly) by a competitor of the non-assigning party, either party (the "Assignor") may, without consent, assign its rights and obligations under this Agreement to a person that directly or indirectly controls, is controlled by or under common control with the Assignor. A change of control of the Assignor shall be considered an assignment of this Agreement.

     21.5. Further Assurances - Each of the parties hereto shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions.

     21.6. Execution in Counterparts - This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument. The parties acknowledge that facsimile signatures shall be acceptable.

     21.7. Waiver - No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

     21.8. Proper Law - This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and, subject to section 21.14, the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of such Province.

     21.9. Severability - Subject to section 10.1.10, if any term or provision of this Agreement shall to any extent be found to be invalid, void or unenforceable, the remaining terms and provisions shall nevertheless continue in full force and effect.

     21.10. Language - The parties hereto have expressly required that this Agreement and all deeds, documents or notices relating thereto be drafted in the English language. Les parties aux presentes ont expressement exige que le present acte et tous autres contrats, documents ou avis qui y sont afferents soient rediges en langue anglaise.

     21.11. Survival - The provisions of sections 10.3, and 10.4 and Articles 11, 12, 13, 14, 15, 17 and 20 shall survive the termination or expiry of this Agreement.

     21.12. Independent Review - The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

     21.13. Force Majeure - If, by reason of Force Majeure, a party hereto (the "Frustrated Party") is delayed or unable, in whole or in part, to perform or comply with any obligation or condition of this Agreement, then the Frustrated Party shall be relieved of liability and shall suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that the Frustrated Party gives to the other parties hereto prompt notice of such inability and reasonably full particulars of the cause thereof. If notice is not promptly given, then the Frustrated Party shall only be relieved from performance or compliance from and after the giving of such notice. The Frustrated Party shall use reasonable efforts to remedy the situation and remove, so far as possible with reasonable dispatch, the cause of its delay or inability to perform or comply, provided, however, that settlement of strikes, lockouts and other industrial disputes shall be within the discretion of the Frustrated Party. The Frustrated Party shall give prompt notice of the commencement and cessation of Force Majeure.

     21.14. Dispute Resolution - In the event of a dispute or disagreement between the parties hereto arising out of or in connection with this Agreement, the parties shall use their commercially reasonable best efforts to resolve the dispute, including, as may be appropriate, the escalation of the dispute to senior management of their respective organizations. Prior to submission of the dispute to arbitration in accordance with the terms set forth below or for resolution by a court of competent jurisdiction, the parties hereto shall submit the controversy to mediation in a proceeding to be conducted in Toronto, Ontario. If the parties exhaust the mediation process without a successful resolution of the matter, the parties, at their option, may submit said dispute or disagreement for resolution either to a court of competent jurisdiction or to three arbitrators to be appointed by agreement of the parties. The arbitration shall be governed by the Arbitrations Act (Ontario). Any decision or award by said arbitrators shall be non-binding.

     21.15. Announcement - Subject to applicable law, no public announcement or disclosure of the existence of this Agreement shall occur without the prior consent of both parties.

     21.16. Guarantee by Holding Companies

            21.16.1. Guarantee by RWCI - RWCI hereby guarantees the performance by Rogers of its obligations under this Agreement and in the event of default by Rogers in performing any of its obligations under, or breach of, this Agreement, RS may at any time, and from time to time, make demand on RWCI, and RWCI shall promptly upon such demand, perform such obligation or correct such breach. RS is not bound to seek recourse against Rogers before enforcing the obligation of RWCI hereunder.

            21.16.2. Guarantee by InterTAN - InterTAN hereby guarantees the performance by RS of its obligations under this Agreement and in the event of default by RS in performing any of its obligations under, or breach of, this Agreement, Rogers may at any time, and from time to time, make demand on InterTAN, and InterTAN shall promptly upon such demand, perform such obligation or correct such breach. Rogers is not bound to seek recourse against RS before enforcing the obligation of InterTAN hereunder.

22.  RS' STATUS

     22.1. Relationship of Parties - RS acknowledges that it is acting on behalf of Rogers solely for the purpose of solicitation of Subscriptions and the servicing of Customers. The relationship of RS to Rogers is intended to be and shall be that of agent solely for such purposes and RS shall under no circumstances be considered a partner, joint venturer or employee of Rogers. RS acknowledges that in acting as agent for and on behalf of Rogers, the authority hereby granted to RS does not extend to or include binding Rogers to provide any Service to a Customer, each Customer being subject to the sole approval of Rogers.

23.  CLAWBACK & CHARGEBACKS TO COMMISION

     23.1 Notwithstanding anything in the Agreement or the Schedules, the parties agree that, except in the instance of fraudulent behaviour on the part of RS: (1) RS shall not be subject to chargeback, clawback or other such reduction against Commission where the Customer remains in good standing (including by way of example, the payment in full of all monthly bills approximately when due) with Rogers until the end of the sixth month following the month of activation; (2) Any chargeback, clawback or other reduction against Commission paid to RS shall not exceed the Base Commission paid; and (3) RS and Rogers agree to work together to review chargeback and other business rules governing the payment of Base Commission to RS in order to have revised rules completed by January 1, 2002.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

               ROGERS WIRELESS INC.

               by: /s/ Nadir Mohamed
               President and Chief Operating Officer

               by: /s/ John Noelker
               Senior Vice-President, Sales and Marketing

               ROGERS WIRELESS COMMUNICATIONS INC.

               by: /s/ Nadir Mohamed
               title:

               by: /s/ Graeme H. McPhail
               title: Vice President
                      Associate General Counsel

               INTERTAN CANADA LTD.

               by: /s/ Brian E. Levy
               title: Director and President

               by: /s/ James G. Gingerich
               title: Vice President

               INTERTAN, INC.

               by: /s/ Brian E. Levy
               title: President & CEO

               by: /s/ James G. Gingerich
               title:  Executive Vice President & CFO

NOTE: Schedules to the Mall Store Operating and Marketing Agreement have been
----
omitted.

                                                                      Exhibit 21
                                                                      ----------

                              List of Subsidiaries
                                       Of
                                 InterTAN, Inc.

                                Jurisdiction of            Name Under Which
Subsidiary Name                   Organization             Subsidiary Operates
---------------                   ------------             -------------------

InterTAN Canada Ltd.          British Columbia (Can.)       RadioShack Canada

InterTAN Texas, Inc.          Texas (U.S.A.)                InterTAN Texas, Inc.


Note: The Company sold its operating subsidiary in Australia, InterTAN Australia
      Ltd., in April, 2001. A second, inactive subsidiary in Australia, Technotron Sales Corp Pty. Ltd. was placed in liquidation in June, 2001. The Company sold its subsidiary in the United Kingdom, InterTAN U.K. Ltd., in January, 1999.

                                                                      Exhibit 23

                                 InterTAN, Inc.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-63090, 33-92286, 33-29055, 333-4344, 333-16105,
333-22011 and 333-32694) of InterTAN, Inc. of our report dated August 13, 2001, appearing in Item 8 of this Annual Report on Form 10-K for the year ended June 30, 2001. We also consent to the incorporation by reference of our report dated August 13, 2001 on the Financial Statement Schedule, which is also included in this Form 10-K.




/s/PricewaterhouseCoopers LLP






Toronto, Canada
September 27, 2001